Exhibit 99.1

Tactile Medical Announces Additions to Board of Directors

Appointment of Sheri Dodd and Deepti Jain

MINNEAPOLIS — January 5, 2021 (GLOBE NEWSWIRE) — Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the treatment of chronic diseases at home, today announced the appointment of Sheri Dodd and Deepti Jain to the Company’s Board of Directors (“Board”), effective January 1, 2021. Ms. Dodd will also serve as a member of the Board’s Compensation and Organization Committee and Nominating and Corporate Governance Committee, while Ms. Jain will serve as a member of the Audit Committee and Compliance and Reimbursement Committee. These two additions are timely, as Dr. Cheryl Pegus is resigning from her position as a member of the Board of Directors in connection with accepting new employment with Walmart.

“We are pleased to announce the addition of Sheri and Deepti to our Board of Directors, two highly experienced leaders from some of the world’s largest global healthcare companies,” said Peter H. Soderberg, Chairman of the Board of Tactile Medical. “Sheri and Deepti each join our Board with over 20 years of management experience in the healthcare sector and my fellow directors and I believe that the expertise they bring to Tactile Medical will help to support, inform and guide our company’s migration towards an increasingly disease management and patient and provider services focused company.”

Mr. Soderberg continued: “On behalf of the Board of Directors and Tactile Medical’s management team, I would like to thank Dr. Pegus for her dedicated service to the Company since her appointment to the Board in 2017. Cheryl played a key role in the board member search process that has bought Sheri and Deepti to us, as well as provided continuing insightful leadership on clinical and business issues throughout her tenure with us. She will be missed.”

Sheri Dodd currently serves as Vice President and General Manager of Medtronic plc’s Care Management Services, Medtronic’s telehealth and remote patient monitoring business. She previously served Medtronic as Vice President and General Manager, Non-Intensive Diabetes Therapies, which delivered solutions to non-insulin dependent Type 2 diabetes patients. Since joining Medtronic in 2010 she has served in multiple Vice President positions in the Cardiac Rhythm and Heart Failure division within Medtronic’s Cardiac and Vascular Group. Prior to Medtronic, she held various positions of increasing responsibility at Johnson & Johnson from 1997 until 2010, culminating in her promotion to Vice President of Health Economics and Reimbursement at Ethicon. Ms. Dodd also worked for Orthopedic Surgeons, plc as an Outcomes Researcher from 1995 until 1997, and for the World Health Organization as a Project Manager from 1988 until 1993. Ms. Dodd recently served a three-year term as Board Chair of Minnesota’s Medical Alley Association.

Deepti Jain served as President of IngenioRx, a wholly owned subsidiary of Anthem, Inc., that manages Anthem’s $21 billion pharmacy business, through November 2020. She joined Anthem in 2014 as Vice President and Chief Operating Officer of Anthem Pharmacy Solutions, Anthem’s pharmacy benefits offering, and was subsequently promoted to Senior Vice President and Chief Operating Officer, before assuming the President role in 2019. Prior to joining Anthem, Ms. Jain worked for Cigna Corporation as Chief Operating Officer of its pharmacy business, Cigna Pharmacy, from 2013 until 2014. Ms. Jain previously held various positions of increasing responsibility at Medco Health Solutions Inc. from 1998 until 2012, culminating in her promotion to Chief Financial Officer and Senior Vice President of Finance for its Health Plan division. She also worked for Catholic Medical Center as a Systems Manager from 1996 until 1998, and for Montefiore Health System as a Senior Analyst from 1994 until 1996.  She has served on the board of the Pharmaceutical Care Management Association, the country’s most influential organization helping to shape regulations impacting the pharmacy benefit management industry.

About Tactile Medical

Tactile Medical is a leader in developing and marketing at-home therapy devices that treat chronic swelling conditions such as lymphedema and chronic venous insufficiency. Tactile Medical’s Mission is to help people suffering from chronic diseases live better and care for themselves at home. The Company’s unique offering includes advanced, clinically proven pneumatic compression devices, as well as continuity of care services provided by a national network of product specialists and trainers, reimbursement experts, patient advocates and clinicians. This combination of products and services ensures that tens of thousands of patients annually receive the at-home treatment necessary to better manage their chronic conditions. Tactile Medical takes pride in the fact that our solutions help increase clinical efficacy, reduce overall healthcare costs and improve the quality of life for patients with chronic conditions.

Investor Inquiries:

Mike Piccinino, CFA

Managing Director

Westwicke Partners

443-213-0500

investorrelations@tactilemedical.com